EXHIBIT B to the Custody Agreement Fund Names Separate Series of PFS Funds

Name of Series

Wireless Fund
Castle Focus Fund
Bretton Fund
Christopher Weil & Company Core Investment Fund
Christopher Weil & Company Global Dividend Fund
Outfitter Fund
Jacobs Broel Value Fund
NWM Momentum Fund
Greenleaf Income Growth Fund
Triad Small Cap Value Fund

6/2015

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